SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  August 28, 2008 (August 27, 2008)

VIRTUALSCOPICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52018	04-3007151
(Commission File Number)	(IRS Employer Identification No.)

500 Linden Oaks, Rochester, New York	14625
(Address of Principal Executive Offices)	(Zip Code)

(585) 249-6231

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 27, 2008, the Company entered into employment agreements with each of Mr. Jeffrey Markin, the president and chief executive officer of the Company, and Ms. Molly Henderson, the chief business and financial officer of the Company. The new employment agreements superseded any existing employment agreements, if any, between the Company and each of the aforementioned executive officers, including Mr. Markin's employment agreement with the Company dated April 11, 2006, but provides for the continuation of the executives' existing agreements with the Company addressing confidentiality, non-competition, and restrictive covenants. The material terms and conditions of the agreements and the amounts payable under them are summarized below.

1. Mr. Markin

Under the terms of the employment agreements, Mr. Markin will receive an annual salary of $265,000 per year and is eligible for a bonus of 30% of his annual salary upon achievement of achieving certain Company goals to be established by the Compensation Committee. This salary went into effect as of January 1, 2008 and the term of the employment agreement runs through August 27, 2009.

  The employment agreement may be terminated by the Company with or without "cause," (as defined in the employment agreement) or by Mr. Markin without cause, including following a "change in control" of the Company (as defined in the employment agreement). If the Company terminates the employment agreement without cause, not following a change in control, then Mr. Markin will be entitled to his salary and the cash value of any accrued vacation (consistent with the Company’s vacation policies then in effect) through the termination date of his employment plus continued salary and benefits for an additional 6 months. The base salary and benefits are payable in the normal course for the 6 month period following the effective date of the termination. Following a “change in control,” Mr. Markin will also be entitled to severance in the event (i) he is terminated without cause within one year, or (ii) he voluntarily terminates his employment within 180 days due to (A) material changes in his title, status, responsibilities, location of employment, benefits or privileges prior to the change in control, or (B) his employment agreement not being extended or renewed, or replaced with a fully executed substantially equivalent agreement, prior to 14 days before it is scheduled to expire. In such an event he is entitled to 12 months severance and benefits with the manner of payment dependent upon the manner in which termination occurred. The agreement also provides that any such severance payments, along with all other payments to be received in connection with the change in control, shall be reduced in an amount sufficient so as not to render such payments an “excess parachute payment” under Internal Revenue Code Section 280G.

2. Ms. Henderson

Under the terms of the employment agreement, Ms. Henderson will receive an annual salary of $175,000 per year and is eligible for a bonus of 22% of her annual salary upon achievement of achieving certain Company goals to be established by the Compensation Committee. This salary went into effect as of January 1, 2008 and the term of the employment agreement runs through August 27, 2009.

The employment agreement may be terminated by the Company with or without "cause," (as defined in the employment agreement) or by Ms. Henderson without cause, including following a "change in control" of the Company (as defined in the employment agreement). If the Company terminates the employment agreement without cause, not following a change in control, then Ms. Henderson will be entitled to her salary and the cash value of any accrued vacation (consistent with the Company’s vacation policies then in effect) through the termination date of her employment plus continued salary and benefits for an additional 6 months. The base salary and benefits are payable in the normal course for the 6 month period following the effective date of the termination. Following a change in control, Ms. Henderson will also be entitled to severance in the event (i) she is terminated without cause within one year, or (ii) she voluntarily terminates her employment within 180 days due to (A) material changes in her title, status, responsibilities, location of employment, benefits or privileges prior to the change in control, or (B) her employment agreement not being extended or renewed, or replaced with a fully executed substantially equivalent agreement, prior to 14 days before it is scheduled to expire. In such an event she is entitled to 12 months severance and benefits with the manner of payment dependent upon the manner in which termination occurred. The agreement also provides that any such severance payments, along with all other payments to be received in connection with the change in control, shall be reduced in an amount sufficient so as not to render such payments an “excess parachute payment” under Internal Revenue Code Section 280G.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUALSCOPICS, INC.

Date: August 28, 2008	By:	/s/ Molly Henderson
Name: Molly Henderson Title: Chief Business and Financial Officer